UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Remark Holdings, Inc.

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800 S. Commerce St.
Las Vegas, Nevada 89106

June 11, 2021

Dear Stockholder:

We are writing to remind you that the Remark Holdings, Inc. (“Remark,” “we,” “us,” or “our”) special meeting of stockholders (the “Special Meeting”), will be held on July 8, 2021 at 1 p.m. ET. The Special Meeting will be held in a virtual meeting format only, via audio webcast. You may attend, vote and submit questions during the Special Meeting via the Internet at www.meetingcenter.io/208877757.

The Special Meeting is being held to vote on a proposal to approve an amendment to our Amended and Restated Certificate of Incorporation which would increase the number of authorized shares of our common stock by 75,000,000, from the current 100,000,000 authorized shares to 175,000,000 authorized shares (the “Authorized Shares Amendment Proposal”).

YOUR VOTE IS VERY IMPORTANT

If the Authorized Shares Amendment Proposal is not approved, we will not be able to meet current obligations represented by currently outstanding stock options and warrants, which will likely result in our need to divert cash from revenue-generating activities to settle such obligations and, therefore, cause adverse consequences to shareholder value. Additionally, our ability to raise required funding or react to potentially beneficial merger/acquisition transactions will be severely impacted, potentially resulting in adverse consequences for shareholder value. As a result, we continue to recommend a vote FOR the Authorized Shares Amendment Proposal.

We would like to clarify the following information to make your decision easier:

a.The proposed amendment to our Amended and Restated Certificate of Incorporation would only increase our authorized shares of common stock by 75,000,000, as our Amended and Restated Certificate of Incorporation in its current form has already authorized 100,000,000 shares of common stock.

a.Voting to increase authorized shares by 75,000,000 does not mean that we are issuing 75,000,000 shares to investors. Though we always evaluate potential mergers, acquisitions or other transactions that may involve the issuance of shares of our common stock and that would increase shareholder value, we do not currently have any plans to issue a significant number of additional shares from the 75,000,000 that would be authorized if you vote FOR the proposed amendment.

a.The additional 75,000,000 shares of common stock that would be authorized by the amendment to our Amended and Restated Certificate of Incorporation would allow us to meet our obligations to issue shares when currently outstanding stock options and warrants to purchase our common stock are exercised, thereby avoiding more costly remedies.

Regardless of whether you plan to attend the virtual Special Meeting, we ask that you promptly vote your shares. If you need assistance voting your shares, please call 1-866-695-6078 (toll-free) or E. Brian Harvey, Senior Vice President, Capital Markets and Investor Relations, at 702-947-0739.

Sincerely,

Kai-Shing Tao
Chairman and Chief Executive Officer